Date: December 19, 2000
DST SYSTEMS, INC. ANNOUNCES AGREEMENT TO TAKE CONTROLLING INTEREST IN EQUISERVE

KANSAS CITY, MO. (December 18, 2000) - DST Systems, Inc. (NYSE: DST) announced today that it has signed definitive agreements to take a controlling equity position in EquiServe Limited Partnership by purchasing for cash interests held by FleetBoston Financial and Bank One Corporation. The transaction is subject to regulatory approval and is expected to close in the first quarter of 2001.

Financial terms of the transaction were not disclosed. FleetBoston Financial and Bank One will retain nominal minority interests, and each will continue various banking relationships with EquiServe and use EquiServe as its transfer agent.

Upon completion of the transaction, EquiServe's financial results will be consolidated with those of DST. On a proforma basis, the acquisition is not expected to have a material impact on DST's net income or earnings per share for 2001. DST will fund the acquisition with operating cash flows and existing credit facilities.

EquiServe is one of the nation's largest corporate shareholder service providers, maintaining and servicing the records of approximately 24 million shareholder accounts for approximately 1,400 publicly traded companies. EquiServe employs approximately 2,600 associates and estimates revenues of approximately $300 million for the year 2000.

DST is developing a new stock transfer system, called Fairway, which is designed to meet the changing regulatory and processing requirements of the corporate stock transfer industry. Under an existing agreement, DST will receive additional interests in EquiServe upon delivery of the Fairway system.

The information and comments above may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual results could differ. There could be a number of factors affecting future results, including those set forth in Form 8-K/A dated March 25, 1999, filed by DST with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking comment. The Company will not update any forward-looking statements in this press release to reflect future events.

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DST Systems, Inc.
333 West 11th Street
Kansas City, MO 64105
NYSE & CHX Symbol: DST
Contact:
Thomas A. McDonnell
President and Chief Executive Officer
(816) 435-8684
Kenneth V. Hager
Vice President and Chief Financial Officer
(816) 435-8603